Exhibit 99.1

YETI Reports Second Quarter 2022 Results
Net Sales Increased 17%
Updates 2022 Outlook

Austin, Texas, August 4, 2022 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended July 2, 2022.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI delivered strong growth of 17% during the second quarter, comping last year’s significant 45% growth and driving a three-year compounded annual growth rate of 22%. We believe this performance continues to demonstrate the incredible resiliency and vitality of the brand as well as the durability of demand for YETI. Nonetheless, sales were slightly below our expectations, primarily due to softer digital traffic and new customer acquisition trends after several years of strong growth.

On the cost side, our gross margin and operating expenses continue to be impacted by elevated logistics and distribution costs. Additionally, the marginal channel shift towards wholesale and the product mix towards coolers and equipment in the period was greater than we expected and negatively impacted gross margin. We now expect this dynamic to continue throughout the balance of the year as we service the demand for coolers particularly in the wholesale channel. On a positive note, our new innovation across the portfolio has resulted in strong consumer reaction and we have begun to see signs of meaningful container cost decreases which will positively impact gross margin as we exit the year and enter Fiscal 2023.”

Mr. Reintjes continued, “As we continue to navigate this dynamic environment, we are increasingly focused on several factors that are foundational to drive near-term execution as well as to support durable, long-term growth. This includes an unwavering focus on brand expansion across our diverse multi-channel distribution points, prioritizing and sustaining investments in marketing, people and innovation, and maintaining high customer value. These areas differentiate YETI in the market and will be integral to our leadership position in the quarters ahead.”

For the Three Months Ended July 2, 2022

Sales increased 17% to $420.0 million, compared to $357.7 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales increased 14% to $224.8 million, compared to $196.9 million in the prior year quarter, led by strong performance in Drinkware. The DTC channel represented 54% of sales, compared to 55% in the prior year period.
•Wholesale channel sales increased 21% to $195.2 million, compared to $160.8 million in the same period last year, driven by Coolers & Equipment.
•Drinkware sales increased 12% to $216.1 million, compared to $192.9 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment sales increased 23% to $193.4 million, compared to $157.8 million in the same period last year, driven by strong performance in bags, soft coolers and hard coolers.

Gross profit increased 5% to $219.1 million, or 52.2% of sales, compared to $209.1 million, or 58.5% of sales, in the second quarter of 2021. The 630 basis point decrease in gross margin was primarily driven by higher inbound freight, higher product costs and the unfavorable impact of foreign currency exchange rates, partially offset by price increases.

Selling, general, and administrative (“SG&A”) expenses increased 10% to $150.8 million, compared to $136.7 million in the second quarter of 2021. As a percentage of sales, SG&A expenses decreased 230 basis points to 35.9% from 38.2% in the prior year period, primarily driven by non-variable expense leverage on higher sales, partially offset by higher variable expenses driven by higher distribution and logistics costs.

Operating income decreased 6% to $68.3 million, or 16.3% of sales, compared to $72.4 million, or 20.2% of sales during the prior year quarter.

Adjusted operating income decreased 5% to $73.8 million, or 17.6% of sales, compared to $77.4 million, or 21.6% of sales during the same period last year.

Other expense increased to $5.8 million compared to $1.0 million in the second quarter of 2021, primarily due to foreign currency losses related to intercompany balances.

Net income decreased 18% to $46.3 million, or 11.0% of sales, compared to $56.2 million, or 15.7% of sales in the prior year quarter; Net income per diluted share decreased 16% to $0.53, compared to $0.63 per diluted share in the prior year quarter.

Adjusted net income decreased 10% to $54.8 million, or 13.0% of sales, compared to $60.7 million, or 17.0% of sales in the prior year quarter; Adjusted net income per diluted share decreased 7% to $0.63, compared to $0.68 per diluted share in the prior year quarter.

For the Six Months Ended July 2, 2022

Net sales increased 18% to $713.7 million, compared to $605.2 million in the prior year.

•DTC channel net sales increased 18% to $380.8 million, compared to $323.7 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The DTC channel remained at 53% of net sales, for both periods.
•Wholesale channel net sales increased 18% to $332.9 million, compared to $281.6 million in the same period last year, primarily driven by both Drinkware and Coolers & Equipment.
•Drinkware net sales increased 17% to $400.1 million, compared to $341.8 million in the prior year period, due to the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 18% to $296.4 million, compared to $251.3 million in the same period last year. The strong performance was driven by growth in bags, soft coolers, outdoor living products and hard coolers.

Gross profit increased 6% to $374.0 million, or 52.4% of net sales, compared to $354.3 million, or 58.5% of net sales in the prior year. The 610 basis point decrease in gross margin was primarily driven by higher inbound freight, higher product costs and the unfavorable impact of foreign currency exchange rates, partially offset by price increases.

Selling, general, and administrative expenses increased 13% to $272.3 million, compared to $241.8 million in the prior year. As a percentage of net sales, SG&A expenses decreased 180 basis points to 38.2% from 40.0% in the prior year period, primarily driven by non-variable expense leverage on higher sales, partially offset by higher variable expenses driven by higher distribution and logistics costs.

Operating income decreased 10% to $101.6 million, or 14.2% of net sales, compared to $112.5 million, or 18.6% of net sales during the prior year.

Adjusted operating income decreased 8% to $111.9 million, or 15.7% of net sales, compared to $121.1 million, or 20.0% of net sales during the same period last year.

Other expense increased to $4.9 million compared to $1.3 million in the second quarter of 2021, primarily due to foreign currency losses related to intercompany balances.

Net income decreased 17% to $71.9 million, or 10.1% of net sales, compared to $86.8 million, or 14.3% of net sales in the prior year; Net income per diluted share decreased 16% to $0.82, compared to $0.98 per diluted share in the prior year.

Adjusted net income decreased 12% to $83.3 million, or 11.7% of net sales, compared to $94.2 million, or 15.6% of net sales in the prior year period; Adjusted net income per diluted share decreased 10% to $0.95, compared to $1.06 per diluted share in the same period last year.

Balance Sheet and Other Highlights

Cash decreased to $92.0 million, compared to $233.8 million at the end of the second quarter of 2021. During the first quarter of 2022, YETI initiated and completed its previously announced $100.0 million share repurchase program by repurchasing 1.7 million shares.

Inventory increased 121% to $490.0 million, compared to $221.7 million at the end of the prior year quarter. Excluding capitalized freight, the value of inventory grew approximately 90% to $370 million compared to the prior year quarter, representing approximately 70% growth on a unit basis for our two main product categories. Unit growth is significantly driven by longer transit times and our focus to improve in stock levels, particularly in hard and soft coolers, to support demand.

Total debt, excluding finance leases and unamortized deferred financing fees, was $101.3 million, compared to $123.8 million at the end of the second quarter of 2021. During the first half of 2022, YETI made mandatory debt payments of $11.3 million.

Updated Fiscal 2022 Outlook

Mr. Reintjes concluded, “As we continue to assess macroeconomic conditions and the state of the consumer, we are taking prudent actions to adjust our outlook for Fiscal 2022. This now includes sales growth of between 15% and 17% and adjusted operating margin of 17.0% to 17.5%, which are levels we believe help preserve disciplined actions and investments for the near-, mid- and long-term. As we look at the balance of the year, we remain encouraged with our product launches and impactful brand reach, which we believe will keep the brand at the forefront of consumer spending consideration.”

For Fiscal 2022, YETI expects:

•Sales are now expected to increase between 15% and 17% (versus the previous outlook of between 18% and 20%);
•Operating income as a percentage of sales is now expected to be approximately 16% (versus the previous outlook of approximately 18.5%) and operating income is now expected to decrease between 3% to 7% (versus the previous outlook of an increase between 13% to 15%);
•Adjusted operating income as a percentage of sales is now expected to be between 17% and 17.5% (versus the previous outlook of approximately 20%) and adjusted operating income is now expected to decrease between 2% to 7% (versus the previous outlook of an increase between 13% to 15%);
•The effective tax rate is now expected to be approximately 24.6% (versus the previous outlook of 24%; and compared to 21.8% in the prior year period);

•Adjusted net income per diluted share is now expected to be between $2.34 and $2.46 (versus the previous outlook of between $2.86 and $2.91), reflecting a 5% to 10% decrease;
•Diluted weighted average shares outstanding is now expected to be 87.3 million (versus the previous outlook of 87.4 million); and
•Capital expenditures are expected to remain approximately $60 million primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the second quarter of 2022 financial results is scheduled for today, August 4, 2022, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 844-826-3033 (international callers, please dial 412-317-5185) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 10168833. A replay will be available through August 18, 2022 by dialing 844-512-2921 (international callers, 412-317-6671).

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking adjusted net income to GAAP net income because such reconciliation is not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP net income at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP net income being materially different or less than forward-looking adjusted net income. See “Forward-looking statements” below.

Revised Non-GAAP Financial Measures Beginning in the Second Quarter of Fiscal 2022
Beginning in the second quarter of Fiscal 2022, we began excluding other expense from our calculation of certain non-GAAP financial measures. This change has been applied retrospectively to all periods presented. This revision is intended to align with how management evaluates the underlying operating performance of the business. Unless otherwise noted, other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.

YETI has recast its historical non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions, pricing conditions, expected sales levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the updated Fiscal 2022 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) weakening economic conditions or consumer confidence in future economic conditions, particularly as a result of the COVID-19 pandemic and the ongoing conflict in Ukraine, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended April 2, 2022, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including the effects of the COVID-19 pandemic and the ongoing conflict in Ukraine.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$420,042	$357,667	$713,670	$605,221
Cost of goods sold(1)	200,943	148,550	339,711	250,920
Gross profit	219,099	209,117	373,959	354,301
Selling, general, and administrative expenses	150,753	136,692	272,323	241,827
Operating income	68,346	72,425	101,636	112,474
Interest expense	(960)	(832)	(1,726)	(1,686)
Other expense	(5,823)	(955)	(4,921)	(1,253)
Income before income taxes	61,563	70,638	94,989	109,535
Income tax expense	(15,311)	(14,407)	(23,078)	(22,781)
Net income	$46,252	$56,231	$71,911	$86,754

Net income per share
Basic	$0.54	$0.64	$0.83	$0.99
Diluted	$0.53	$0.63	$0.82	$0.98

Weighted-average common shares outstanding
Basic	86,165	87,327	86,766	87,253
Diluted	86,860	88,652	87,542	88,561
_________________________
(1) Includes $6.4 million of inbound freight expense related to an out-of-period adjustment for the six months ended July 2, 2022.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	July 2, 2022	January 1, 2022	July 3, 2021
ASSETS
Current assets
Cash	$91,994	$312,189	$233,773
Accounts receivable, net	94,251	109,530	81,893
Inventory	490,013	318,864	221,663
Prepaid expenses and other current assets	40,767	29,584	23,832
Total current assets	717,025	770,167	561,161
Property and equipment, net	127,309	119,044	102,005
Operating lease right-of-use assets	56,460	54,971	51,672
Goodwill	54,293	54,293	54,293
Intangible assets, net	97,757	95,314	92,857
Other assets	2,514	2,575	1,987
Total assets	$1,055,358	$1,096,364	$863,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$204,091	$191,319	$145,683
Accrued expenses and other current liabilities	129,923	132,309	86,808
Taxes payable	17,038	14,514	15,928
Accrued payroll and related costs	4,275	30,844	19,966
Operating lease liabilities	11,494	10,167	11,142
Current maturities of long-term debt	24,587	24,560	24,478
Total current liabilities	391,408	403,713	304,005
Long-term debt, net of current portion	83,575	95,741	107,756
Operating lease liabilities, non-current	56,269	55,940	50,881
Other liabilities	24,245	23,147	17,239
Total liabilities	555,497	578,541	479,881

Commitments and contingencies

Stockholders’ Equity
Common stock	878	877	874
Treasury stock, at cost	(100,025)	—	—
Additional paid-in capital	346,675	337,735	329,638
Retained earnings	250,769	178,858	53,010
Accumulated other comprehensive income	1,564	353	572
Total stockholders’ equity	499,861	517,823	384,094
Total liabilities and stockholders’ equity	$1,055,358	$1,096,364	$863,975

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	July 2, 2022	July 3, 2021
Cash Flows from Operating Activities:
Net income	$71,911	$86,754
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,489	14,941
Amortization of deferred financing fees	310	349
Stock-based compensation	10,221	7,515
Deferred income taxes	344	1,801
Impairment of long-lived assets	—	1,142
Other	3,723	1,971
Changes in operating assets and liabilities:
Accounts receivable	15,542	(16,797)
Inventory	(174,289)	(81,188)
Other current assets	(10,260)	(6,133)
Accounts payable and accrued expenses	(13,100)	12,535
Taxes payable	2,544	(2,401)
Other	1	1,703
Net cash (used in) provided by operating activities	(74,564)	22,192
Cash Flows from Investing Activities:
Purchases of property and equipment	(26,022)	(25,894)
Additions of intangibles, net	(5,803)	(3,915)
Net cash used in investing activities	(31,825)	(29,809)
Cash Flows from Financing Activities:
Repayments of long-term debt	(11,250)	(11,250)
Taxes paid in connection with employee stock transactions	(1,280)	(1,700)
Proceeds from employee stock transactions	—	2,149
Finance lease principal payment	(1,212)	(96)
Repurchase of common stock	(100,025)	—
Net cash used in financing activities	(113,767)	(10,897)
Effect of exchange rate changes on cash	(39)	(996)
Net decrease in cash	(220,195)	(19,510)
Cash, beginning of period	312,189	253,283
Cash, end of period	$91,994	$233,773

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021(1)	July 2, 2022	July 3, 2021(1)
Operating income	$68,346	$72,425	$101,636	$112,474
Adjustments:
Non-cash stock-based compensation expense(2)	5,467	4,097	10,221	7,515
Long-lived asset impairment(2)	—	851	—	1,142
Adjusted operating income	$73,813	$77,373	$111,857	$121,131

Net income	$46,252	$56,231	$71,911	$86,754
Adjustments:
Non-cash stock-based compensation expense(2)	5,467	4,097	10,221	7,515
Long-lived asset impairment(2)	—	851	—	1,142
Other expense(3)	5,823	955	4,921	1,253
Tax impact of adjusting items(4)	(2,766)	(1,446)	(3,710)	(2,428)
Adjusted net income	$54,776	$60,688	$83,343	$94,236

Net sales	$420,042	$357,667	$713,670	$605,221
Operating income as a % of net sales	16.3%	20.2%	14.2%	18.6%
Adjusted operating income as a % of net sales	17.6%	21.6%	15.7%	20.0%
Net income as a % of net sales	11.0%	15.7%	10.1%	14.3%
Adjusted net income as a % of net sales	13.0%	17.0%	11.7%	15.6%

Net income per diluted share	$0.53	$0.63	$0.82	$0.98
Adjusted net income per diluted share	$0.63	$0.68	$0.95	$1.06
Weighted average common shares outstanding - diluted	86,860	88,652	87,542	88,561
_________________________
(1)Effective July 2, 2022, the Company began excluding Other expense from non-GAAP results. This change has been applied retrospectively to all periods presented.
(2)These costs are reported in SG&A expenses.
(3)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(4)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended July 2, 2022 and July 3, 2021. For both the six months ended July 2, 2022 and July 3, 2021, the tax rate used to calculate the tax impact of adjustments was 24.5%.

FISCAL 2022 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Updated Fiscal 2022 Outlook
	January 1, 2022	Low	High
Operating income	$274,938	$254,972	$268,024
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	20,877	20,877
Long-lived asset impairment(1)	2,473	—	—
Business optimization expense(1)(2)	2,247	—	—
Adjusted operating income	$295,132	$275,849	$288,901

Adjusted net income	$230,256	$204,487	$214,323

Net sales	$1,410,989	$1,622,638	$1,650,858
Operating income as a % of net sales	19.5%	15.7%	16.2%
Adjusted operating income as a % of net sales	20.9%	17.0%	17.5%
Adjusted net income as a % of net sales	16.3%	12.6%	13.0%

Adjusted net income per diluted share	$2.60	$2.34	$2.46
Weighted average common shares outstanding - diluted	88,666	87,266	87,266
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.